Supplement to Prospectus dated July 23, 1997


                         SEARCH FINANCIAL SERVICES INC.


                        1,277,024 Shares of Common Stock
               319,256 Shares of 9%/7% Convertible Preferred Stock
                   1,277,030 Warrants Expiring March 14, 2001



         The Warrants to purchase shares of Common Stock expiring March 14, 2001 ("Warrants") of Search Financial Services Inc. ("Search") were approved for trading on The Nasdaq National Market ("NASDAQ") in March 1997. Due to delays in effecting wide distribution of the Warrants, a new application to list the Warrants on NASDAQ was required and is now pending. There continues to be no active trading of the Warrants.

         In December 1997, Search issued the Warrants to purchase 625,000 shares
of  its  Common  Stock  that  it  was   obligated  to  issue   pursuant  to  the
reorganization plan of its Fund Subsidiaries.

          The date of this Prospectus Supplement is December 10, 1997.







                                       -1-